                                  Press Release

Release Date:  August 1, 2005                    Contact:   Thomas A. Vento
               at 10:30 a.m. EST                            President
                                                            Joseph R. Corrato
                                                            Executive Vice
                                                            President
                                                            (215) 755-1500

    PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES THIRD QUARTER RESULTS

        Philadelphia, Pennsylvania (August 1, 2005) - Prudential Bancorp, Inc. of Pennsylvania (the "Company") (Nasdaq:PBIP), the recently formed "mid-tier" holding company for Prudential Savings Bank (the "Bank"), today reported net income of $1.0 million for the quarter ended June 30, 2005 as compared to $436,000 for the same period in 2004. For the nine months ended June 30, 2005, the Company earned $2.6 million as compared to $1.8 million for the nine months ended June 30, 2004, an increase of 44.4%. Earnings per share on the Company's outstanding common shares was $0.08 for the quarter ended June 30, 2005.

        Tom Vento, President and Chief Executive Officer, stated "We have now completed our first full quarter as a public company with a significant increase in earnings from the comparable quarter in 2004. Other noteworthy developments occurring during the quarter were the declaration of our first cash dividend of $0.04 per share and the implementation of a share repurchase program. Both of these actions demonstrate the commitment of our Board of Directors to building long-term value for our shareholders. We are encouraged by our results for the quarter and look forward to building upon a solid first quarter while continuing to provide our customers with the excellent service that they have come to expect from us as a community bank."

        On March 29, 2005, the Bank completed its mutual holding company reorganization, including the related subscription offering for the shares of common stock of the Company. The Company sold 5,653,688 shares of common stock, representing 45% of the total outstanding shares of the Company, to the public at $10.00 per share for total proceeds of $56.5 million. The remaining 55% or 6,910,062 shares were issued to Prudential Mutual Holding Company, the Company's parent mutual holding company.

        The Company's total assets increased by $37.7 million or 9.3% to $444.3 million at June 30, 2005 from September 30, 2004 primarily due to increases in cash and cash equivalents, investment securities held-to-maturity and net loans receivable. The increase in cash and cash equivalents of $23.1 million to $33.2 million reflected the receipt of proceeds from the subscription offering. A portion of the proceeds from the offering have been invested contributing to the increase in investment securities held-to-maturity of $9.3 million or 8.1% to $124.1 million. Our net loan portfolio experienced an $18.9 million or 12.5% increase to $170.5 million as we continued our emphasis on growing the loan portfolio. The majority of the growth in the loan portfolio was concentrated in construction, commercial real estate and single-family residential loans. Partially offsetting such increases was a decrease in mortgage-backed securities held to maturity of $13.7 million or 16.9% to $67.2 million at June 30, 2005 as a result of prepayments and repayments due to the interest rate environment existing during the last nine months.

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        At June 30, 2005, total liabilities decreased $13.9 million or 4.3% from
$367.5 million at September 30, 2004. The majority of the decrease was due to a decrease in total deposits of $16.1 million or 4.6% to $333.1 million at June
30, 2005. Such decrease primarily reflected the decline in certificates of deposit of $9.2 million as we made a decision to more competitively price our certificates and allow higher costing deposits to run-off.

        Stockholders' equity increased by $51.6 million to $90.7 million at June 30, 2005 as compared to $39.1 million at September 30, 2004 primarily due to the receipt of the $54.9 million in net proceeds from the subscription offering. Retained earnings increased $2.0 million to $40.3 million primarily as a result of the $2.6 million in net income for the first nine months of fiscal 2005 offset in part by the Company's quarterly cash dividend of $500,000 and also by the Bank's $100,000 capitalization of Prudential Mutual Holding Company in connection with the completion of the mutual holding company reorganization. In addition, the Bank's employee stock ownership plan ("ESOP"), which was unable to purchase any shares in the subscription offering, purchased at a total cost of $4.5 million 452,295 shares of common stock in open market purchases, such amount representing 8% of the shares sold to depositors.

        Also during the quarter ended June 30, 2005, the Company repurchased 66,300 shares of the Company's outstanding common stock, pursuant to the Company's previously announced stock repurchase program that was approved by the Company's Board of Directors during the quarter ended June 30, 2005. Repurchases are authorized to be made by the Company from time to time in open-market transactions during the next 12 months as, in the opinion of management, market conditions warrant. The repurchased shares are held as treasury stock and are available for general corporate purposes.

        Net interest income increased $565,000 or 22.0% to $3.1 million for the three months ended June 30, 2005 as compared to $2.6 million for the same period in 2004. The increase was primarily due to a $615,000 or 12.8% increase in interest income which resulted from an increase of $34.9 million or 8.8% in the average balance of interest-earning assets combined with an eighteen basis point increase to 5.04% in the weighted average rate earned on such assets for the three months ended June 30, 2005, as compared to the same period in 2004. In addition, we experienced a $49,000 increase in interest expense during the quarter ended June 30, 2005 as compared to the same quarter in 2004 primarily as a result of a nineteen basis point increase to 2.64% in the weighted average rate paid on interest-bearing liabilities offset in part by a $20.2 million or 5.5% decrease in the average balance of interest-bearing liabilities for the three months ended June 30, 2005 as we have allowed some of the deposits to run-off by keeping our interest rates competitive.

        For the nine months ended June 30, 2005, net interest income increased $975,000 or 12.6% to $8.7 million as compared to the nine months ended June 30, 2004. Net interest income increased primarily due to a $1.0 million or 6.9% increase in interest income which reflected the effect of a $22.2 million increase in the average balance of interest-earning assets during the nine month period ended June 30, 2005 combined with a six basis point increase to 5.00% in the weighted average rate earned on such assets. Interest expense during the nine months ended June 30, 2005 remained relatively stable by comparison to the same period in the prior fiscal year, increasing only $56,000 due to a seven basis point increase in the weighted average rate paid on interest-bearing liabilities offset slightly with a modest decrease in average balance of such liabilities.


                                        2
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        For the quarter and nine months ended June 30, 2005, the net interest margin was 2.91% and 2.81%, respectively, as compared to 2.60% and 2.64% for the comparable periods in 2004. The improvement in our net interest margin in the fiscal 2005 periods reflected in large part the increase in the balance of net interest-earning assets resulting from the completion of the stock offering.

        We did not make any provision for loan losses for the three and nine months ended June 30, 2005 as compared to $30,000 and $40,000 for the three and nine months ended June 30, 2004. At June 30, 2005, the Company's non-performing assets totaled $935,000 and its allowance for loan losses totaled $558,000 or 0.3% of total loans.

        Non-interest income decreased $20,000 and $3,000 for the three and nine months ended June 30, 2005, respectively, as compared to the same periods in 2004. The decreases were primarily due to decreases in fees and other service charges, mostly attributable to a decrease in mortgage prepayment fees.

        Non-interest expense decreased $452,000 and $292,000 for the three and nine months ended June 30, 2005 compared to the same period in 2004. The decreases for both periods were primarily due to decreases in litigation expense. The litigation expenses related to a previously disclosed lawsuit that has since been settled.

        Income tax expense for the nine months ended June 30, 2005 amounted to $1.4 million with an effective income tax rate of 35.0% compared to income tax expense of $942,000 with an effective income tax rate of 34.9% for the nine months ended June 30, 2004.

        Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as five additional full-service branch offices, four of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

        This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.


                                        3
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

                                                        SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                                                                        (Unaudited)

                                                       At June 30,                       At September 30,
                                                           2005                                2004
                                                --------------------------          --------------------------
                                                                    (Dollars in Thousands)
SELECTED FINANCIAL AND OTHER DATA:
Total assets                                               $444,276                             $406,638
Cash and cash equivalents                                    33,200                               10,061
Investment securities:
  Held-to-maturity                                          124,103                              114,806
  Available-for-sale                                         38,992                               40,287
Mortgage-backed securities                                   67,176                               80,932
held-to-maturity
Loans receivable, net                                       170,488                              151,565
Deposits                                                    333,124                              349,159
FHLB advances                                                13,833                               13,862
Stockholders' equity                                         90,695                               39,099
Full service offices                                              6                                    6


                                         Three Months Ended                      Nine Months Ended
                                              June 30,                                June 30,
                                -------------------------------------   -------------------------------------
                                     2005                2004                 2005                  2004
                                ----------------  -------------------   ----------------  -------------------
                                                 (Dollars in Thousands Except Per Share Data)
SELECTED OPERATING DATA:
Total interest income              $5,414              $4,799              $15,531               $14,500
Total interest expense              2,285               2,236                6,811                 6,755
Net interest income                 3,129               2,563                8,720                 7,745
Provision for loan losses               0                  30                    0                    40
  Net interest income after
    provision for loan losses       3,129               2,533                8,720                 7,705
Total non-interest income             127                 147                  429                   432
Total non-interest expense          1,682               2,134                5,146                 5,438
Income before income taxes          1,574                 547                4,003                 2,699
Income taxes                          567                 111                1,404                   942
Net income                          1,007                 436                2,599                 1,757
Basic earnings per share             0.08                  NA                  (1)                    NA
Diluted earnings per share           0.08                  NA                  (1)                    NA

SELECTED OPERATING RATIOS(2):
Average yield on interest-
  earning assets                     5.04%               4.86%                5.00%                 4.94%
Average rate on interest-bearing
  liabilities                        2.64%               2.45%                2.56%                 2.49%
Average interest rate
  spread(3)                          2.40%               2.41%                2.44%                 2.45%
Net interest margin(3)               2.91%               2.60%                2.81%                 2.64%
Average interest-earning
  assets to average interest-
  bearing liabilities              124.37%             107.96%              116.85%               108.21%
Net interest income after
  provision for loan losses
  to non-interest expense          185.97%             118.70%              169.45%               141.69%
Total non-interest expense to
  average assets                     1.52%               2.08%                1.61%                 1.79%
Efficiency ratio(4)                 51.67%              78.75%               56.25%                66.50%
Return on average assets             0.91%               0.43%                0.81%                 0.58%
Return on average equity             4.36%               4.55%                6.01%                 6.21%
Average equity to average
  assets                            20.85%               9.35%               13.52%                 9.30%

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

                                                                                At or for the
                                                        -------------------------------------------------------------
                                                               Three Months Ended              Nine Months Ended
                                                                    June 30,                        June 30,
                                                        ---------------------------------  --------------------------
                                                              2005               2004            2005        2004
ASSET QUALITY RATIOS(5)
Non-performing loans as a percent of loans
  receivable, net(6)                                          0.30%              0.29%           0.30%       0.29%
Non-performing assets as a percent of total assets(6)
Non-performing assets and troubled debt                       0.21%              0.24%           0.21%       0.24%
  restructurings as a percent of total assets(6)              0.21%              0.24%           0.21%       0.24%
Allowance for loan losses as a percent of
  non-performing loans                                      108.98%            128.64%         108.98%     128.64%
Net charge-offs to average loans receivable                   0.00%              0.08%           0.00%       0.09%

CAPITAL RATIO(5)(7)
Tier 1 leverage ratio
     Company                                                 20.37%                N/A          20.37%         N/A
     Bank                                                    14.42%              9.19%          14.42%       9.19%
Tier 1 risk-based capital ratio
     Company                                                 51.05%               N/A           51.05%         N/A
     Bank                                                    36.14%             24.25%          36.14%      24.25%
Total risk-based capital ratio
     Company                                                 51.62%               N/A           51.62%         N/A
     Bank                                                    36.71%             24.95%          36.71%      24.95%

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(1) Due to the timing of the Bank's reorganization into the mutual holding company form and the completion of the Company's initial public offering on March 29, 2005, earnings per share for the periods prior to the quarter ended June 30, 2005 is not considered meaningful and is not shown.

(2) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all loans 90 days or more past due. It is the Bank's policy to cease accruing interest on all loans, other than single-family residential mortgage loans, 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure and repossessed automobiles.

(7) Due to the timing of the Bank's reorganization into the mutual holding company form and the completion of the Company's initial public offering on March 29, 2005, capital ratios for the three and nine month periods ended June 30, 2004 are shown only for the Bank.